Exhibit 23.3

Consent of Independent Auditors

FAT Brands Inc.

Beverly Hills, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of FAT Brands, Inc. of our report dated October 15, 2021, relating to the consolidated financial statements of Twin Restaurant Holding, LLC appearing in the Form 8-K/A of FAT Brands Inc. filed on October 15, 2021.

/s/ BDO USA, LLP
Dallas, Texas

November 24, 2021